Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2017

CALABASAS, Calif., August 8, 2017 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights Compared to Second Quarter 2016

•	Total revenues of $180.4 million decreased by 1.6% in light of a more challenging investment sales market

•	Financing revenue increased by 18.5% driven by significant growth in refinancing transactions

•	Private Client Market segment brokerage transactions increased nearly 1% resulting in market share expansion given an estimated market sales activity decline of 8% in this segment

•	Brokerage revenue in the Larger Transaction Market segment declined by 15.7% reflecting a difficult comparison of 24.7% gain in this segment in the second quarter of last year

Six Months 2017 Highlights Compared to Six Months 2016

•	Total revenues decreased by 4.0% to $333.6 million

•	Financing transactions and revenue increased by 3.1% and 17.0%, respectively

•	Private Client Market segment brokerage transactions increased nearly 1% and represented approximately 70% of the Company’s brokerage revenue

•	Brokerage revenue in the Larger Transaction Market segment declined by 27.7% reflecting a difficult comparison of 45.1% gain in this segment last year

•	Total sales force expanded by 127 professionals, or 7.8% over the past 12 months

Hessam Nadji, president and CEO stated, “Our steadfast focus on client service at a time of increased uncertainty once again resulted in market share gains. Sales remain tempered as many investors are on the sidelines, awaiting clarity on tax and economic policies. Estimates during the second quarter of 2017 show a 10% decline in market sales activity, including the Private Client Market segment. By contrast, MMI’s total transactions during the quarter declined by only 2.9% while the Private Client transactions grew slightly. Recent share gains fortify our Private Client Market leadership and position us well for achieving long-term growth.” Mr. Nadji added, “We are seeing stability in key metrics and growth in refinancing volumes as more clients re-capitalize versus outright sale in the near-term. This is a clear example of the flexibility of our platform and how we support our clients in navigating shifting market conditions.” Mr. Nadji continued, “Job growth, still-low interest rates and healthy property fundamentals bode well for the durability of the cycle. Furthermore, we believe that sales activity is likely to improve once clarity on tax and economic policy emerges. In the meantime, we remain focused on expanding our sales force, investing in infrastructure and proprietary tools, all of which should result in long-term growth.” Mr. Nadji concluded.

Second Quarter 2017 Results Compared to Second Quarter 2016

Total revenues for the second quarter of 2017 were $180.4 million compared to $183.4 million for the same period in the prior year, decreasing by $3.0 million, or 1.6%. The reduction in total revenues was primarily driven by the decrease in real estate brokerage commissions, which declined by 4.4% to $162.6 million. The reduction in brokerage commissions was primarily due to a decrease in sales volume. This decrease was partially offset by an increase in average commission rates due to a larger proportion of lower priced transactions, which generate higher commission rates. The decrease in brokerage commissions were partially offset by growth in financing fees and other revenues.

Total operating expenses for the second quarter of 2017 increased modestly by 0.5% to $155.4 million, compared to $154.6 million for the same period in the prior year. The increase was primarily driven by an 8.1% increase in selling, general and administrative expense. The increase was partially offset by a 2.4% decrease in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues decreased by 50 basis points to 61.2% compared to the same period in the prior year.

Selling, general and administrative expenses for the second quarter of 2017 increased by 8.1% to $43.7 million, compared to the same period in the prior year. The increase was primarily due to increased costs associated with (i) sales and promotional marketing expenses; (ii) legal costs and accruals; (iii) expansion of existing offices; (iv) stock-based compensation expense and (v) other expense categories, net primarily driven by our expansion and sales force growth.

Net income for the second quarter of 2017 was $15.6 million, or $0.40 per common share (basic and diluted), compared to net income of $17.5 million, or $0.45 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the second quarter of 2017 decreased by 9.7% to $28.7 million, compared to adjusted EBITDA of $31.8 million for the same period in the prior year.

Six Months 2017 Results Compared to Six Months 2016

Total revenues for the six months ended June 30, 2017, were $333.6 million, compared to $347.7 million for the same period in the prior year, a decrease of $14.1 million, or 4.0%. Total operating expenses for the six months ended June 30, 2017, decreased by 1.5% to $289.5 million compared to $294.0 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 60.0%, down 20 basis points compared to the first six months of 2016. The Company reported net income for the six months ended June 30, 2017 of $27.6 million, or $0.71 per common share basic and $0.70 per common share diluted, compared with net income of $32.3 million, or $0.83 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2017, decreased by 13.3% to $51.1 million, from $58.9 million for the same period in the prior year. As of June 30, 2017, the Company had 1,749 investment sales and financing professionals, a net gain of 127 over the prior year.

Business Outlook

It is our strong belief that the Company is positioned to continue to gain market share by leveraging a number of factors, including its leading national brand predominantly within its Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with the top ten brokerage firms making up only 24% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors that will continue to impact the Company’s business:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term driven by a mature cycle, rising interest rates, and uncertainty related to the outcome and timing of proposed tax reform, financial regulation and economic initiatives

•	Possible boost to investor sentiment and sales activity upon clarity on tax policy, regulatory easing and proposed economic initiatives (such as infrastructure spending and more job creation which increases real estate demand)

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission payout

•	Volatility in the Company’s Larger Transaction Market segment

These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual perspective. Third quarter 2017 year-over-year comparisons are projected to be challenging in light of the Company’s performance in the third quarter of 2016 with total revenues growth of 8.9%, in contrast to the current market environment of decelerating transaction volume. In addition, the Company’s strategic increase in investments in infrastructure and systems improvements are ongoing and will position the firm for long-term growth. Expense leveraging is not expected until 2018.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 8:00 p.m. Eastern Time on Tuesday, August 8, 2017, through 11:59 p.m. Eastern Time on Tuesday, August 22, 2017, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13665462.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2017, the Company had over 1,700 investment sales and financial professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 4,258 transactions for the six months ended June 30, 2017, with a sales volume of approximately $19.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2017 and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	our ability to execute our succession plan successfully;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Real estate brokerage commissions	$162,575	$170,118	$302,712	$323,782
Financing fees	12,709	10,726	22,763	19,459
Other revenues	5,087	2,543	8,108	4,418

Total revenues	180,371	183,387	333,583	347,659

Operating expenses:
Cost of services	110,377	113,126	200,024	209,279
Selling, general and administrative expense	43,693	40,420	86,913	82,675
Depreciation and amortization expense	1,303	1,009	2,600	2,015

Total operating expenses	155,373	154,555	289,537	293,969

Operating income	24,998	28,832	44,046	53,690
Other income (expense), net	997	618	1,833	848
Interest expense	(374)	(384)	(756)	(775)

Income before provision for income taxes	25,621	29,066	45,123	53,763
Provision for income taxes	10,052	11,542	17,554	21,424

Net income	15,569	17,524	27,569	32,339
Other comprehensive income:
Unrealized gains on marketable securities, net of tax of $111, $271, $176 and $721 for the three months ended June 30, 2017 and 2016 and the six months ended June 30, 2017 and 2016, respectively	174	426	221	1,106
Foreign currency translation (loss) gain, net of tax of $0 for each of the three months ended June 30, 2017 and 2016 and each of the six months ended June 30, 2017 and 2016	(23)	(12)	(25)	35

Total other comprehensive income	151	414	196	1,141

Comprehensive income	$15,720	$17,938	$27,765	$33,480

Earnings per share:
Basic	$0.40	$0.45	$0.71	$0.83
Diluted	$0.40	$0.45	$0.70	$0.83
Weighted average common shares outstanding:
Basic	39,002	38,918	38,976	38,905
Diluted	39,132	39,054	39,118	39,008

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $11.3 billion for the three months ended June 30, 2017, encompassing 2,191 transactions consisting of $7.3 billion for real estate brokerage (1,624 transactions), $1.4 billion for financing (408 transactions) and $2.6 billion in other transactions, including consulting and advisory services (159 transactions). Total sales volume was $19.8 billion for the six months ended June 30, 2017, encompassing 4,258 transactions consisting of $13.8 billion for real estate brokerage (3,113 transactions), $2.6 billion for financing (799 transactions) and $3.4 billion in other transactions, including consulting and advisory services (346 transactions). As of June 30, 2017, the Company had 1,658 investment sales professionals and 91 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2017	2016	2017	2016
Average Number of Investment Sales Professionals	1,627	1,496	1,628	1,487
Average Number of Transactions per Investment Sales Professional	1.00	1.12	1.91	2.13
Average Commission per Transaction	$100,108	$101,563	$97,241	$102,011
Average Commission Rate	2.24%	1.99%	2.20%	2.02%
Average Transaction Size (in thousands)	$4,479	$5,098	$4,421	$5,061
Total Number of Transactions	1,624	1,675	3,113	3,174
Total Sales Volume (in millions)	$7,274	$8,540	$13,764	$16,065

	Three Months Ended June 30,		Six Months Ended June 30,
Financing	2017	2016	2017	2016
Average Number of Financing Professionals	94	97	97	97
Average Number of Transactions per Financing Professional	4.34	4.18	8.24	7.99
Average Fee per Transaction	$31,150	$26,484	$28,489	$25,108
Average Fee Rate	0.92%	0.79%	0.89%	0.81%
Average Transaction Size (in thousands)	$3,400	$3,367	$3,199	$3,095
Total Number of Transactions	408	405	799	775
Total Sales Volume (in millions)	$1,387	$1,363	$2,556	$2,399

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2017			2016			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	261	$164	$7,084	284	$182	$7,935	(23)	$(18)	$(851)
Private Client Market ($1 - $10 million)	1,225	3,880	112,468	1,216	3,759	112,578	9	121	(110)
Middle Market (≥$10 - $20 million)	76	1,015	20,388	101	1,364	22,739	(25)	(349)	(2,351)
Larger Transaction Market (≥$20 million)	62	2,215	22,635	74	3,235	26,866	(12)	(1,020)	(4,231)

	1,624	$7,274	$162,575	1,675	$8,540	$170,118	(51)	$(1,266)	$(7,543)

	Six Months Ended June 30,
	2017			2016			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	503	$306	$13,078	537	$341	$14,526	(34)	$(35)	$(1,448)
Private Client Market ($1 - $10 million)	2,346	7,278	212,218	2,328	7,344	217,047	18	(66)	(4,829)
Middle Market (≥$10 - $20 million)	164	2,217	39,542	174	2,366	39,792	(10)	(149)	(250)
Larger Transaction Market (≥$20 million)	100	3,963	37,874	135	6,014	52,417	(35)	(2,051)	(14,543)

	3,113	$13,764	$302,712	3,174	$16,065	$323,782	(61)	$(2,301)	(21,070)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$163,830	$187,371
Commissions receivable	4,853	4,809
Prepaid expenses	6,950	8,094
Income tax receivable	—	1,182
Marketable securities, available-for-sale	72,333	27,454
Other assets, net	4,354	5,102

Total current assets	252,320	234,012
Prepaid rent	15,088	13,285
Property and equipment, net	17,074	16,355
Marketable securities, available-for-sale	51,325	77,475
Assets held in rabbi trust	8,380	7,337
Deferred tax assets, net	34,289	35,571
Other assets	21,470	9,981

Total assets	$399,946	$394,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,098	$10,133
Notes payable to former stockholders	1,035	986
Deferred compensation and commissions	30,449	44,754
Income tax payable	2,914	—
Accrued bonuses and other employee related expenses	14,642	22,303

Total current liabilities	58,138	78,176
Deferred compensation and commissions	40,123	44,455
Notes payable to former stockholders	7,651	8,686
Deferred rent and other liabilities	4,411	3,845

Total liabilities	110,323	135,162

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,117,290 and 37,882,266 at June 30, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	88,501	85,445
Stock notes receivable from employees	(4)	(4)
Retained earnings	200,116	172,599
Accumulated other comprehensive income	1,006	810

Total stockholders’ equity	289,623	258,854

Total liabilities and stockholders’ equity	$399,946	$394,016

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$15,569	$17,524	$27,569	$32,339
Adjustments:
Interest income and other (1)	(745)	(479)	(1,370)	(731)
Interest expense	374	384	756	775
Provision for income taxes	10,052	11,542	17,554	21,424
Depreciation and amortization	1,303	1,009	2,600	2,015
Stock-based compensation	2,115	1,775	3,981	3,100

Adjusted EBITDA(2)	$28,668	$31,755	$51,090	$58,922

(1)	Other for the three and six months ended June 30, 2017 and 2016 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)	The decrease in Adjusted EBITDA for the three and six months ended June 30, 2017, compared to the same periods in the prior year is primarily due to lower total revenues and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the six months ended June 30, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Six Months Ended June 30, 2017
	(actual)	(as adjusted)
Total Sales Volume Reduction	(14.3)%	(11.6)%
Average Commission Rate Growth	8.9%	6.8%
Average Transaction Size Reduction	(12.6)%	(9.9)%